Exhibit 5.1

Pfizer Inc.

66 Hudson Boulevard East

New York, New York 10001

November 21, 2025

Ladies and Gentlemen:

Attorneys under my supervision and I have acted as counsel for Pfizer Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of Floating Rate Notes due 2027, $1,000,000,000 aggregate principal amount of 3.875% Notes due 2027, $1,000,000,000 aggregate principal amount of 4.200% Notes due 2030, $1,250,000,000 aggregate principal amount of 4.500% Notes due 2032, $1,250,000,000 aggregate principal amount of 4.875% Notes due 2035, $500,000,000 aggregate principal amount of 5.600% Notes due 2055 and $500,000,000 aggregate principal amount of 5.700% Notes due 2065 (collectively, the “Debt Securities”) of the Company. The Debt Securities will be issued pursuant to the Indenture, dated as of September 7, 2018 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), and the Sixth Supplemental Indenture, dated as of November 21, 2025, between the Company and the Trustee (the “Sixth Supplemental Indenture” and together with the Base Indenture, the “Indenture”). On November 18, 2025, the Company entered into an Underwriting Agreement, dated as of November 18, 2025 (the “Underwriting Agreement”), and related Pricing Agreement, dated as of November 18, 2025 (the “Pricing Agreement”), with Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC, as representatives of the several underwriters named in the Pricing Agreement (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Debt Securities. The Underwriting Agreement, the Pricing Agreement, the Indenture and the Note Certificates (as defined below) are referred to herein collectively as the “Transaction Agreements.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion stated herein, attorneys under my supervision and/or I have examined and relied upon the following:

(i) the registration statement on Form S-3ASR (File No. 333-277323) of the Company, Pfizer Investment Enterprises Pte. Ltd. (“Pfizer Singapore”) and Pfizer Netherlands International Finance B.V. (“Pfizer Netherlands”) relating to the Debt Securities and other securities of the Company, Pfizer Singapore and Pfizer Netherlands filed with the Securities and Exchange Commission (the “Commission”) on February 23, 2024 under the Securities Act of 1933, as amended (the “Securities Act”), allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), as amended by Post-Effective Amendment No. 1 thereto, filed with the Commission on May 13, 2025, including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(ii) the prospectus, dated May 13, 2025 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(iii) the preliminary prospectus supplement, dated November 18, 2025 (together with the Base Prospectus, the “Preliminary Prospectus”) relating to the offering of the Debt Securities in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(iv) the prospectus supplement, dated November 18, 2025 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Debt Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(v) executed copies of the Underwriting Agreement and the Pricing Agreement;

(vi) the global certificates evidencing the Debt Securities (the “Note Certificates”) in the form delivered by the Company to the Trustee for authentication and delivery;

(vii) an executed copy of the Base Indenture;

(viii) an executed copy of the Sixth Supplemental Indenture;

(ix) an executed copy of a secretary’s certificate of Madelyn D. Purcell, Assistant Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(x) a copy of the Restated Certificate of Incorporation of the Company, dated December 14, 2020, certified by the Secretary of State of the State of Delaware as of November 18, 2025 and certified pursuant to the Secretary’s Certificate;

(xi) a copy of the By-laws of the Company (the “By-laws”), as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate; and

(xii) copies of certain resolutions of the Board of Directors of the Company and certain resolutions of the Securities Issuance Committee of the Company, each certified pursuant to the Secretary’s Certificate.

Attorneys under my supervision and/or I have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of other officers or representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, attorneys under my supervision and I have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that attorneys under my supervision and I did not independently establish or verify, we have relied upon statements and representations of other officers and representatives of the Company and others and of public officials, including those in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

I am admitted to the bar in the State of New York, and I do not express any opinion as to the laws of any jurisdiction other than Delaware corporate law and the laws of the State of New York, and I do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that the Note Certificates have been duly authorized by all requisite action on the part of the Company and duly executed by the Company under the General Corporation Law of the State of Delaware, and, when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, the Pricing Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinion stated herein is subject to the following qualifications:

(a) the opinion stated herein is limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) I do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinion contained herein, I have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

(d) I do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or alerting any statute of limitations;

(e) I do not express any opinion with respect to the enforceability of any provision of any Transaction Agreement to the extent that such section purports to bind the Company to the exclusive jurisdiction of any particular federal court or courts;

(f) I call to your attention that irrespective of the agreement of the parties to any Transaction Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, I call to your attention that I do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Agreement; and

(g) to the extent that the opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

In addition, in rendering the foregoing opinion, I have assumed that, at all applicable times:

(h) neither the execution and delivery by the Company of each of the Transaction Agreements, nor the performance by the Company of its obligations under each of the Transaction Agreements: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject or (iv) requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction;

(i) neither the execution and delivery by the Company of the Transaction Agreements to which the Company is a party nor the performance by the Company of its respective obligations thereunder, including the issuance and sale of the Debt Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction; and

(j) I do not express any opinion as to whether the execution or delivery of any Transaction Agreement by the Company or the performance by the Company of its obligations under any Transaction Agreement will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries.

I consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement. I also hereby consent to the reference to my name under the heading “Legal Matters” in the prospectus supplement dated November 18, 2025 and filed with the Commission. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Margaret M. Madden, Esq.

Margaret M. Madden, Esq.
Senior Vice President and Corporate Secretary, Chief Governance Counsel of Pfizer Inc.

[Signature Page to Exhibit 5 Opinion]